Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 23, 2013

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2013 Highlights:

—	Improved profitability – annualized return on average assets of 0.95%

—	Declining credit costs – provision for loan losses down $1.6 million compared to Q3 2012

—	Controlling expenses – operating noninterest expense declined 1% compared to Q3 2012

—	Strong capital position – Tier 1 common equity to total assets of 9.14%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of approximately $1.8 million, or $0.49 per share, for the third quarter of 2013, an increase of 11% compared to $1.6 million, or $0.44 per share, for the third quarter of 2012. Net earnings for the first nine months of 2013 were $5.4 million, or $1.48 per share, an increase of 6% compared to $5.1 million, or $1.40 per share, for the first nine months of 2012.

Excluding the effects of non-operating items (specifically net securities gains, gain on sale of affordable housing investments, and prepayment penalties on long-term debt), third quarter 2013 operating net earnings were $2.1 million, or $0.58 per share, compared to $1.5 million, or $0.41 per share, for the third quarter of 2012. Operating net earnings for the first nine months of 2013 were $6.2 million, or $1.71 per share, compared to $5.0 million, or $1.38 per share, for the first nine months of 2012.

“Consistent with the first two quarters of 2013, the Company’s third quarter results reflect improving asset quality. While loan demand remains soft, we are focused on improving our cost of funds and controlling our operating expenses,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.6 million for the third quarter of 2013, compared to $5.7 million for the third quarter of 2012. Net interest income (tax-equivalent) declined slightly as improvement in the Company’s funding mix and cost of funds largely offset the decline in yields on earning assets and a decrease in average loans. Average loans were $383.5 million in the third quarter of 2013, a decrease of $17.7 million, or 4%, from third quarter of 2012. This decrease was primarily due to declines in the commercial real estate loan portfolio. Average deposits were $651.3 million in the third quarter of 2013, an increase of $26.5 million, or 4%, from the third quarter of 2012.

The Company’s annualized net charge-off ratio was 0.53% in the third quarter of 2013, compared to 2.00% in the third quarter of 2012. The Company made no provision for loan losses in the third quarter of 2013, compared to $1.6 million in the third quarter of 2012. The decrease in the provision for loan losses was primarily due to a decline in net charge-offs and improvement in the overall credit quality of the loan portfolio, including lower levels of adversely classified and nonperforming loans.

Total noninterest income was $1.4 million in the third quarter of 2013, compared to $2.0 million in the third quarter of 2012. The decrease was primarily due to declines in mortgage lending income of $0.3 million and net securities gains of $0.2 million.

Total noninterest expense was $4.3 million in the third quarter of 2013, compared to $3.8 million in the third quarter of 2012. The increase was primarily due to $0.5 million of prepayment penalties incurred during the third quarter of 2013, when the Company repaid $5.0 million of long-term debt with an interest rate of 3.58%.

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Reports Third Quarter Net Earnings /page 2

Income tax expense was approximately $0.6 million for the third quarter of 2013, compared to $0.3 million in the third quarter of 2012. The Company’s effective tax rate for the third quarter of 2013 was 26.19%, compared to 17.74% in the third quarter of 2012. The Company’s effective tax rate increased during the third quarter of 2013 compared to the third quarter of 2012 primarily because the Company’s annualized effective tax rate for 2012 was reduced by the reversal of a deferred tax valuation allowance related to capital loss carry-forwards.

The Company paid cash dividends of $0.21 per share in the third quarter of 2013. At September 30, 2013, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $745 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, interest rates, generally and applicable to our assets and liabilities, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Third Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2013	2012	2013	2012

Results of Operations
Net interest income (a)	$5,621	$5,675	$16,741	$16,818
Less: tax-equivalent adjustment	351	416	1,098	1,246

Net interest income (GAAP)	5,270	5,259	15,643	15,572
Noninterest income	1,432	2,017	5,158	8,695

Total revenue	6,702	7,276	20,801	24,267
Provision for loan losses	—	1,550	400	2,750
Noninterest expense	4,274	3,770	13,224	15,360
Income tax expense	636	347	1,789	1,054

Net earnings	$1,792	$1,609	$5,388	$5,103

Per share data:
Basic and diluted net earnings:
GAAP	$0.49	$0.44	$1.48	$1.40
Operating (b)	0.58	0.41	1.71	1.38
Cash dividends declared	$0.21	$0.205	$0.63	$0.615
Weighted average shares outstanding:
Basic and diluted	3,643,028	3,642,876	3,642,967	3,642,807
Shares outstanding, at period end	3,643,058	3,642,903	3,643,058	3,642,903
Book value	$18.06	$19.27	$18.06	$19.27
Common stock price:
High	$24.71	$23.20	$24.71	$26.65
Low	22.00	21.00	20.80	18.23
Period-end:	24.40	22.25	24.40	22.25
To earnings ratio	12.64	x	12.94	x	12.64	x	12.94	x
To book value	135%	115%	135%	115%
Performance ratios:
Return on average equity:
GAAP	10.78%	9.22%	10.32%	10.04%
Operating (b)	12.83%	8.58%	11.94%	9.85%
Return on average assets:
GAAP	0.95%	0.86%	0.94%	0.90%
Operating (b)	1.14%	0.80%	1.09%	0.88%
Dividend payout ratio	42.86%	46.59%	42.57%	43.93%
Other financial data:
Net interest margin (a)	3.19%	3.23%	3.14%	3.21%
Effective income tax rate	26.19%	17.74%	24.93%	17.12%
Efficiency ratio (c)	52.93%	50.17%	52.84%	53.80%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$4,425	$13,635	$4,425	$13,635
Other real estate owned	4,585	4,925	4,585	4,925

Total nonperforming assets	$9,010	$18,560	$9,010	$18,560

Net charge-offs	$511	$2,008	$1,177	$3,624

Allowance for loan losses as a % of:
Loans	1.56%	1.52%	1.56%	1.52%
Nonperforming loans	134%	44%	134%	44%
Nonperforming assets as a % of:
Loans and other real estate owned	2.34%	4.61%	2.34%	4.61%
Total assets	1.21%	2.46%	1.21%	2.46%
Nonperforming loans as a % of total loans	1.16%	3.43%	1.16%	3.43%
Net charge-offs (annualized) as a % of average loans	0.53%	2.00%	0.40%	1.24%
Selected average balances:
Securities	$265,380	$265,670	$264,845	$285,122
Loans, net of unearned income	383,460	401,166	389,719	389,833
Total assets	751,311	748,055	763,438	755,075
Total deposits	651,334	624,813	652,687	631,195
Long-term debt	26,782	47,217	34,946	49,752
Total stockholders’ equity	66,485	69,826	69,586	67,754
Selected period end balances:
Securities	$259,467	$254,819	$259,467	$254,819
Loans, net of unearned income	380,705	397,738	380,705	397,738
Allowance for loan losses	5,946	6,045	5,946	6,045
Total assets	744,602	753,467	744,602	753,467
Total deposits	650,421	629,824	650,421	629,824
Long-term debt	22,217	47,217	22,217	47,217
Total stockholders’ equity	65,807	70,206	65,807	70,206

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Third Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,

(Dollars in thousands, except per share amounts)	2013	2012	2013	2012

Net earnings, as reported (GAAP)	$1,792	$1,609	$5,388	$5,103
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	—	(112)	(428)	(383)
Gain on sale of affordable housing investments	—	—	—	(2,059)
Prepayment penalties on long-term debt	341	—	1,268	2,344

Operating net earnings	$2,133	$1,497	$6,228	$5,005

Basic and diluted earnings per share, as reported (GAAP)	$0.49	$0.44	$1.48	$1.40
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	—	(0.03)	(0.12)	(0.10)
Gain on sale of affordable housing investments	—	—	—	(0.56)
Prepayment penalties on long-term debt	0.09	—	0.35	0.64

Operating net earnings per share	$0.58	$0.41	$1.71	$1.38

Net interest income, as reported (GAAP)	$5,270	$5,259	$15,643	$15,572
Tax-equivalent adjustment	351	416	1,098	1,246

Net interest income (tax-equivalent)	$5,621	$5,675	$16,741	$16,818

Noninterest income, as reported (GAAP)	$1,432	$2,017	$5,158	$8,695
Non-operating items:
Securities gains, net	—	(178)	(679)	(608)
Gain on sale of affordable housing investments	—	—	—	(3,268)

Operating noninterest income	$1,432	$1,839	$4,479	$4,819

Total Revenue, as reported (GAAP)	$6,702	$7,276	$20,801	$24,267
Tax-equivalent adjustment	351	416	1,098	1,246
Non-operating items:
Securities gains, net	—	(178)	(679)	(608)
Gain on sale of affordable housing investments	—	—	—	(3,268)

Total Operating Revenue (tax-equivalent)	$7,053	$7,514	$21,220	$21,637

Noninterest expense, as reported (GAAP)	$4,274	$3,770	$13,224	$15,360
Non-operating items:
Prepayment penalties on long-term debt	(541)	—	(2,012)	(3,720)

Operating noninterest expense	$3,733	$3,770	$11,212	$11,640

Total stockholders’ equity (GAAP)	$65,807	$70,206	$65,807	$70,206
Unrealized losses (gains) on available for sale securities, net of tax	2,264	(6,145)	2,264	(6,145)
Other deductions	—	(91)	—	(91)

Tier 1 Common Equity (1)	$68,071	$63,970	$68,071	$63,970

(1) September 30, 2013 total is preliminary.